August 23, 1996



Everest Medical Corporation
13755 First Avenue North
Minneapolis, MN  55441

Re:  EXHIBIT 5 to Registration Statement on Form S-3

Ladies/Gentlemen:

We are acting as corporate counsel to Everest Medical Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 112,272 shares of the Company's Common Stock (the "Shares"), including (i) 20,000 Shares issuable upon conversion of 20,000 outstanding shares of the Company's Series C Preferred Stock; 5,000 Shares issuable upon conversion of 5,000 outstanding shares of the Company's Series D Preferred Stock (the Series C and D Preferred Stock collectively referred to as the "Preferred Shares") and (ii) 87,272 Shares issuable upon exercise of currently outstanding warrants (the "Warrants").

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

         1.       The Company's Restated Articles of Incorporation, as amended.

         2.       The Company's Bylaws, as amended.

         3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares.

         4.       The Warrants.

         5.       The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

         1. The Shares are validly authorized by the Company's Articles of Incorporation.

         2. Upon conversion of the Preferred Stock or upon exercise of the Warrants, in accordance with their respective terms, and upon the issuance and delivery of the Shares issuable upon such conversion or exercise against receipt by the Company of consideration therefor as called for by the Preferred Stock and the Warrants, such Shares will be validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


Very truly yours,

FREDRIKSON & BYRON, P.A.



By /s/ Thomas R. King
Thomas R. King
Fredrikson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, MN  55402
Telephone (612) 347-7059
Fax: (612) 347-7077